Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED BYLAWS OF

TUBEMOGUL, INC.

I, Eric Deeds, hereby certify that:

1. I am the duly elected Secretary of TubeMogul, Inc., a Delaware corporation (the “Corporation”).

2. The Amended and Restated Bylaws of the Corporation have been amended by inserting the following text as Article VIII:

“ARTICLE VIII

ADJUDICATION OF DISPUTES

Section 8.1. Forum for Adjudication of Disputes. Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine (each, an “Action”) shall be a state or federal court located within the state of Delaware (a “Chosen Court”), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants or said defendants waiving personal jurisdictional challenges. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this bylaw.

Section 8.2. Extra-Forum Claims. To the fullest extent permitted by law, in the event that (A) any current or former stockholder of the corporation acting as such (“Claiming Party”) initiates, joins or asserts any Action in a court, tribunal or other arbitral or judicial body, in each case other than in a Chosen Court (an “Extra-Forum Claim”), or offers substantial assistance to, or has a direct financial interest in (other than simply in such person’s capacity as a stockholder of the corporation), any Extra-Forum Claim against the corporation and/or any current or former director, officer, employee or agent of the corporation (collectively, an “Aligned Party”), (B) the corporation does not consent in writing to waive applicability of this bylaw to a specified Extra-Forum Claim and (C) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Extra-Forum Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the corporation and any such

Aligned Party the greatest amount permitted by law of all fees, costs and expenses of every kind and description (including but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the parties may incur in connection with such Extra-Forum Claim.”

The undersigned, being the duly elected, qualified and acting Secretary of the Corporation, does hereby certify that the foregoing Amendment to the Amended and Restated Bylaws of the Corporation was adopted by the directors of the Corporation effective as of November 8, 2016.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of this 10th day of November, 2016.

/s/ Eric Deeds
Eric Deeds, Secretary

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